UNITED STATES

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Tessera Technologies, Inc.

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On May 21, 2013, Invensas Corporation, a wholly-owned subsidiary of Tessera Technologies, Inc., issued the following press release.

INVENSAS SHOWS NEW xFD CUSTOMER PRODUCTS, INCLUDING ASUS ULTRABOOKS, AT COMPUTEX TAIPEI

SAN JOSE, Calif.—May 21, 2013—Invensas Corporation, a wholly owned subsidiary of Tessera Technologies, Inc. (Nasdaq: TSRA), will display its latest xFDTM design wins and product implementations at Computex Taipei, June 4 – 8, 2013, including tablet and UltrabookTM solutions from ASUSTeK Computer Inc. featuring SK hynix DRAM memory, Dell Inc. notebooks fabricated by Compal Electronics, Inc., and Intel Xeon-based servers featuring standard registered Dual Inline Memory Modules (DIMMs) and HypercloudTM DIMMs from Netlist, Inc.

“We are very excited by the early rate of xFD adoption in the marketplace,” said Simon McElrea, president of Invensas Corporation. “Since we launched the platform only 18 months ago, we have witnessed a steady stream of adopters at the system, chip and contract manufacturing levels.”

The xFD, or “multi-chip face-down” semiconductor packaging solution, mounts the memory chips in an upside-down shingle-stack configuration, and then uses ultra-short wire-bonds to connect the chips to a Ball Grid Array (BGA) substrate. Multiple configurations of chip stacks are possible: in one version, Double Data Rate (DDR) DRAM chips are stacked to produce enterprise solutions for network and datacenter products, in another, Mobile DRAM chips are stacked to produce solutions for tablets and Ultrabooks. In all cases, the solutions significantly reduce component size (by up to 75%), increase bandwidth, speed and power performance (by greater than 50%), and reduce total system cost.

“Invensas’ model of close collaboration with our customers and supply chain partners ensures that our valuable patented solutions are not just licensed, but implemented successfully in high volume, royalty-generating production,” McElrea continued. “Our customers’ success is our success, and we are delighted at the rapid early adoption of xFD.”

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the features, performance, characteristics and benefits of Invensas products and technology, the participation by Invensas at Computex Taipei, the subject matter of the presentations by Invensas at that event, the characteristics, benefits, and features of xFD and the business relationships and collaborations between Invensas and third parties. Material factors that may cause results to differ from the statements made include the plans or operations relating to the businesses of Tessera Technologies, Inc. (the “Company”); market or industry conditions; changes in patent laws, regulation or enforcement, or other factors that might affect the Company’s ability to protect or realize the value of its intellectual property; the expiration of license agreements and the cessation of related royalty income; the failure, inability or refusal of licensees to pay royalties; initiation, delays, setbacks or losses relating to the Company’s intellectual property or intellectual property litigations, or invalidation or limitation of key patents; the timing and results, which are not predictable and may vary in any individual proceeding, of any ICC ruling or award, including in the Amkor arbitration; fluctuations in operating results due to the timing of new license agreements and royalties, or due to legal costs; the risk of a decline in demand for semiconductor and camera module products; failure by the industry to use technologies covered by the Company’s patents; the expiration of the Company’s patents; the Company’s ability to successfully complete and integrate acquisitions of businesses; the risk of loss of, or decreases in production orders from, customers of acquired businesses; financial and regulatory risks associated with the international nature of the Company’s businesses; failure of the Company’s products to achieve technological feasibility or profitability; failure to successfully commercialize the Company’s products; changes in demand for the products of the Company’s customers; limited opportunities to license technologies and sell products due to high concentration in the markets for semiconductors and related products and camera modules; the impact of competing technologies on the demand for the Company’s technologies and products; and the reliance on a limited number of suppliers for the components used in the manufacture of DOC products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2012, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, include more information about factors that could affect the Company’s financial results. The Company assumes no obligation to update information contained in this press release. Although this release may remain available on the Company’s website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

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About Invensas Corporation

Invensas Corporation, a wholly owned subsidiary of Tessera Technologies, Inc. (Nasdaq: TSRA - News), is a global leader in semiconductor interconnect solutions and intellectual property. Invensas innovates in areas such as mobile computing and communications, memory and data storage, and 3-D Integrated Circuit (3DIC) technologies. Headquartered in San Jose, California, Invensas licenses these solutions to Original Equipment Makers, Original Design Manufacturers, and Integrated Device Manufactures and delivers the products to market through collaborative engineering partnerships and strategic business alliances. Learn more at www.interconnectology.com or www.invensas.com, or contact Invensas PR at +1 408 324 5105.

TSRA-G

Company Contact:

Rick Neely, 408-321-6756

Chief Financial Officer

PR Contact:

Impress Labs

Amy Smith, 401-369-9266

amy@impresslabs.com